Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

On July 24, 2020, NRG Energy, Inc. (“NRG” or the “Company”) entered into a definite purchase agreement (the “Purchase Agreement”) with Centrica plc, Centrica Beta Holdings Limited, Centrica Gamma Holdings Limited, Centrica US Holdings Inc., and Direct Energy Marketing Limited (collectively, “Centrica”) pursuant to which NRG has agreed to purchase Centrica US Holdings Inc. and Direct Energy Marketing Limited (collectively, “Direct Energy”), which comprise Centrica's North America energy supply, services and trading business (the “Acquisition”).
The following unaudited pro forma combined financial information of NRG and Direct Energy is presented to illustrate the estimated effects of the Acquisition and certain other related transactions and adjustments described below (collectively, the “Transaction Accounting Adjustments”).
The unaudited pro forma combined balance sheet as of September 30, 2020 combines the historical condensed consolidated balance sheet of NRG and the historical condensed combined consolidated balance sheet of Direct Energy, after giving effect to the Acquisition and Transaction Accounting Adjustments as if they had occurred on September 30, 2020. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical consolidated statements of operations of NRG and the historical combined consolidated statements of income/(loss) of Direct Energy, after giving effect to the Acquisition and the Transaction Accounting Adjustments as if they had occurred on January 1, 2019. We refer to these unaudited pro forma combined balance sheet and unaudited pro forma combined statements of operations as the “pro forma financial information”.
The pro forma financial information should be read in conjunction with the accompanying notes. In addition, the pro forma financial information is derived from and should be read in conjunction with the following historical financial statements and accompanying notes of NRG and Direct Energy:
•audited consolidated financial statements of NRG as of and for the fiscal year ended December 31, 2019 and the related notes included in NRG’s Annual Report on Form 10-K for the year ended December 31, 2019;
•unaudited condensed consolidated financial statements of NRG as of and for the nine months ended September 30, 2020 and the related notes included in NRG’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020;
•audited combined consolidated financial statements of Direct Energy as of and for the fiscal year ended December 31, 2019 and the related notes included in Exhibit 99.1 to this Current Report on Form 8-K; and
•unaudited condensed combined consolidated financial statements of Direct Energy as of and for the nine months ended September 30, 2020 and the related notes included in Exhibit 99.2 to this Current Report on Form 8-K.
The pro forma financial information has been prepared by NRG for illustrative and informational purposes only, in accordance to Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures about Acquired and Disposed Businesses, as adopted by the U.S. Securities and Exchange Commission on May 20, 2020 (“Article 11”). NRG elected to voluntarily comply with the amended Article 11 in advance of the mandatory compliance date of January 1, 2021. The pro forma financial information is based on the Transaction Accounting Adjustments and assumptions and is not necessarily indicative of what NRG’s consolidated statements of operations or consolidated balance sheet actually would have been had the Acquisition and Transaction Accounting Adjustments been completed as of the dates indicated, or what they will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of NRG following the completion of the Acquisition. The pro forma financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that may be achievable or incurred in connection with the Acquisition.

The pro forma financial information has been prepared using the acquisition method of accounting under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) with NRG being the accounting acquirer in the Acquisition. The purchase price will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the acquisition date, and any excess value of the consideration transferred over the net assets will be recognized as goodwill. The Company has made a preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the assumed acquisition date of September 30, 2020 based on NRG’s preliminary valuation of the tangible and intangible assets acquired and liabilities assumed using information currently available. Differences between these preliminary estimates, which were made solely for the purpose of this pro forma financial information, and the final acquisition accounting will occur and these differences could have a material impact on the accompanying pro forma financial information.
NRG agreed to pay an aggregate purchase price of $3.625 billion in cash, subject to a purchase price adjustment, including a working capital adjustment. In connection with the Purchase Agreement, NRG entered into a commitment letter for a senior secured 364-day bridge term loan facility (the “Bridge Facility”) in a principal amount not to exceed $5.5 billion for the purposes of financing the Acquisition, funding liquidity, credit support and cash collateral needs or obligations of Direct Energy and paying fees and expenses in connection with the Acquisition and certain other third-party payments in respect of arrangements of Direct Energy. The pro forma financial information assumes that NRG will be able to secure permanent financing and will not use the Bridge Facility. The pro forma financial information gives effect to the following assumed sources of funds to satisfy the purchase price of $3.625 billion:
•proceeds of approximately $2.9 billion from newly-issued secured and unsecured corporate debt; and
•cash on hand
Additionally, the pro forma financial information gives effect to the Company’s plan to increase its collective collateral facilities by $3.5 billion through a combination of new letter of credit facilities and increases to its existing Revolving Credit Facility.
The assumed sources of funds and interest rates are based on currently available information and assumptions. There is no guarantee that the actual sources of funds and interest rates used to complete the Acquisition will be the same as the assumed sources and interest rates presented in the pro forma financial information. Depending on actual sources of funds used to complete the Acquisition, the financial position and the operating results of NRG following the Acquisition may be materially different from the pro forma financial information.

NRG ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020

	Historical		Transaction Accounting Adjustments
(In millions)	NRG	Direct Energy	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$697	$39	$(3,643)	$3,030	4(a)(j)	$123
Funds deposited by counterparties	15	—	18		4(j)	33
Restricted cash	6	10				16
Accounts receivable, net	1,126	1,533	(2)		4(b)	2,657
Inventory	330	116				446
Derivative instruments	578	202	20		4(j)	800
Cash collateral paid in support of energy risk management activities	77	—	208		4(j)	285
Prepayments and other current assets	258	349	(122)	(10)	4(h)(j)	475
Due from affiliates	—	923	(923)		4(i)	—
Total current assets	3,087	3,172	(4,444)	3,020		4,835
Property, plant and equipment, net	2,573	191	—	—		2,764
Other Assets
Equity investments in affiliates	376	—				376
Operating lease right-of-use assets, net	345	25				370
Goodwill	579	2,223	(1,602)		4(d)	1,200
Intangible assets, net	721	374	2,451		4(c)	3,546
Nuclear decommissioning trust fund	828	—				828
Derivative instruments	315	203	12		4(j)	530
Deferred income taxes	3,087	—				3,087
Other non-current assets	314	15				329
Related party notes receivable	—	44	(44)		4(i)	—
Total other assets	6,565	2,884	817	—		10,266
Total Assets	$12,225	$6,247	$(3,627)	$3,020		$17,865
LIABILITIES AND STOCKHOLDERS'/PARENT EQUITY
Current Liabilities
Current portion of long-term debt and finance leases	$3	$3		$148	4(a)	$154
Current portion of operating lease liabilities	69	12				81
Accounts payable	753	986	(2)		4(b)	1,737
Derivative instruments	495	155	80		4(j)	730
Cash collateral received in support of energy risk management activities	15	—	18		4(j)	33
Accrued expenses and other current liabilities	651	708	42		4(f)	1,401
Related party notes payable	—	1,000	(1,000)		4(i)	—
Total current liabilities	1,986	2,864	(862)	148		4,136

NRG ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2020 (Continued)
	Historical		Transaction Accounting Adjustments
(In millions)	NRG	Direct Energy	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
Other Liabilities
Long-term debt and finance leases	5,792	7		2,892	4(g)	8,691
Non-current operating lease liabilities	297	—				297
Nuclear decommissioning reserve	311	—				311
Nuclear decommissioning trust liability	508	—				508
Derivative instruments	318	81	20		4(j)	419
Deferred income taxes	17	157	341		4(e)	515
Other non-current liabilities	1,062	54				1,116
Total other liabilities	8,305	299	361	2,892		11,857
Total Liabilities	10,291	3,163	(501)	3,040		15,993
Stockholders'/Parent Equity
Common stock	4	—				4
Additional paid-in-capital	8,511	—				8,511
Accumulated deficit	(1,157)	—	(42)	(20)	4(f)(h)	(1,219)
Treasury stock, at cost	(5,234)	—				(5,234)
Net Parent investment	—	3,230	(3,230)		4(i)	—
Accumulated other comprehensive loss	(190)	(146)	146		4(k)	(190)
Total Stockholders' /Parent Equity	1,934	3,084	(3,126)	(20)		1,872
Total Liabilities and Stockholders'/Parent Equity	$12,225	$6,247	$(3,627)	$3,020		$17,865

NRG ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

	Historical		Transaction Accounting Adjustments
(In millions, except for per share amounts)	NRG	Direct Energy	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
Operating Revenues
Total operating revenues	$7,066	$9,019	$(27)		5(a)	$16,058
Operating Costs and Expenses
Cost of operations	4,925	7,747	(27)		5(a)	12,645
Depreciation and amortization	318	68	146		5(b)(c)	532
Impairment losses	29	—				29
Selling, general and administrative costs	670	643	(9)		5(d)	1,304
Reorganization costs	3	—				3
Development costs	6	—				6
Total operating costs and expenses	5,951	8,458	110	—		14,519
Gain on sale of assets	6	—				6
Operating Income/(loss)	1,121	561	(137)	—		1,545
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	37	—				37
Impairment losses on investments	(18)	—				(18)
Other income/(expense), net	52	3				55
Loss on debt extinguishment, net	(1)	—				(1)
Interest expense	(292)	(48)	45	(107)	5(e)	(402)
Total other expense	(222)	(45)	45	(107)		(329)
Income before Income Taxes	899	516	(92)	(107)		1,216
Income tax expense/(benefit)	216	136	(24)	(28)	5(f)	300
Net Income Attributable to NRG Energy, Inc./ Direct Energy	$683	$380	$(68)	$(79)		$916
Earnings per Share
Weighted average number of common shares outstanding — basic	246					246
Income per weighted average common share — basic	$2.78					$3.72
Weighted average number of common shares outstanding — diluted	247					247
Income from per weighted average common share — diluted	$2.77					$3.71

NRG ENERGY, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2019

	Historical		Transaction Accounting Adjustments
(In millions, except for per share amounts)	NRG	Direct Energy	Acquisition Accounting Adjustments	Assumed Financing Adjustments	Notes	Pro Forma Combined
Operating Revenues
Total operating revenues	$9,821	$13,935	$(53)		5(a)	$23,703
Operating Costs and Expenses
Cost of operations	7,303	13,059	(53)		5(a)	20,309
Depreciation and amortization	373	101	192		5(b)(c)	666
Impairment losses	5	65				70
Selling, general and administrative costs	827	974	40		5(d)	1,841
Reorganization costs	23	—				23
Development costs	7	—				7
Total operating costs and expenses	8,538	14,199	179	—		22,916
Gain on sale of assets	7	146				153
Operating Income/(loss)	1,290	(118)	(232)	—		940
Other Income/(Expense)
Equity in earnings of unconsolidated affiliates	2	—				2
Impairment losses on investments	(108)	—				(108)
Other income/(expense), net	66	(4)				62
Loss on debt extinguishment, net	(51)	—				(51)
Interest expense	(413)	(68)	66	(185)	5(e)	(600)
Total other expense	(504)	(72)	66	(185)		(695)
Income/(loss) from Continuing Operations Before Income Taxes	786	(190)	(166)	(185)		245
Income tax benefit	(3,334)	(20)	(43)	(48)	5(f)	(3,445)
Income/(loss) from Continuing Operations	4,120	(170)	(123)	(137)		3,690
Less: Net income attributable to noncontrolling interest and redeemable interests	3	—				3
Net Income/(Loss) from Continuing Operations Attributable to NRG Energy, Inc./Direct Energy	$4,117	$(170)	$(123)	$(137)		$3,687
Earnings per Share
Weighted average number of common shares outstanding — basic	262					262
Income from continuing operations per weighted average common share — basic	$15.71					$14.07
Weighted average number of common shares outstanding — diluted	264					264
Income from continuing operations per weighted average common share — diluted	$15.59					$13.97

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
Note 1. Basis of Pro Forma Presentation
The pro forma financial information has been prepared using the acquisition method of accounting under U.S. GAAP, in accordance with Accounting Standards Codifications 805, “Business Combination” (“ASC 805”), and is derived from the audited and unaudited historical financial statements of NRG and Direct Energy.
The unaudited pro forma combined balance sheet as of September 30, 2020 combines the historical condensed consolidated balance sheet of NRG and the historical condensed combined consolidated balance sheet of Direct Energy, after giving effect to the Acquisition and Transaction Accounting Adjustments as if they had occurred on September 30, 2020. The unaudited pro forma combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 combine the historical consolidated statements of operations of NRG and the historical combined consolidated statements of income/(loss) of Direct Energy, after giving effect to the Acquisition and Transaction Accounting Adjustments as if they had occurred on January 1, 2019.
The pro forma financial information has been prepared by NRG for illustrative and informational purposes only, in accordance with Article 11. The pro forma financial information is based on the Transaction Accounting Adjustments and assumptions and is not necessarily indicative of what NRG’s consolidated statements of operations or consolidated balance sheet actually would have been had the Acquisition and Transaction Accounting Adjustments been completed as of the dates indicated, or what they will be for any future periods. The pro forma financial information does not purport to project the future financial position or operating results of NRG following the completion of the Acquisition. The pro forma financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that may be achievable or incurred in connection with the Acquisition.
The acquisition method of accounting requires an acquirer to recognize and measure in its financial statements the identifiable assets acquired and the liabilities assumed at fair value at the acquisition date. The determination of fair value used in the Transaction Accounting Adjustments is preliminary and based on management’s best estimates considering currently available information and certain assumptions that management believes are reasonable under the circumstances. The purchase price allocation presented is dependent upon certain valuations and other analyses that have not yet been finalized. The actual amounts eventually recorded for purchase accounting, including the identifiable intangibles and goodwill may differ materially from the information presented and could be materially impacted by changing fair value measurements caused by the volatility in the current market environment.
Under ASC 805, acquisition-related transactions costs are not included as a component of the consideration transferred and are expensed in the period in which the costs are incurred. Total costs related to the Acquisition are estimated to be approximately $40 million.
At this time NRG is not aware of any material differences in the accounting policies followed by NRG and those used by Direct Energy in preparing its combined consolidated financial statements that would have a material impact on the pro forma financial information, except for the presentation of cash collateral paid/received in support of energy risk management activities as noted in Note 4(j).

Note 2. Preliminary Estimated Purchase Price and Assumed Financing
NRG agreed to pay an aggregate purchase price of $3.625 billion in cash, subject to a purchase price adjustment, including a working capital adjustment. The pro forma financial information gives effect to the following assumed sources of funds to satisfy the purchase price of $3.625 billion:
•proceeds of $717 million from issuance of $725 million, 5 Year Bond at 2.25% interest rate, net of estimated issuance costs;
•proceeds of $717 million from issuance of $725 million, 7 Year Bond at 3.00% interest rate, net of estimated issuance costs;
•proceeds of $714 million from issuance of $725 million, 8 Year Bond at 3.88% interest rate, net of estimated issuance costs;

•proceeds of $744 million from issuance of $755 million, 10 Year Bond at 4.13% interest rate, net of estimated issuance costs; and
•cash on hand
Additionally, the pro forma financial information gives effect to the Company’s plan to increase its collective collateral facilities by $3.5 billion through a combination of new letter of credit facilities and increases to its existing Revolving Credit Facility, including (i) amending the Company’s Revolving Credit Facility to, among other things, increase the existing revolving commitments by $1,075 million in the aggregate, (ii) entering into a revolving accounts receivable financing facility (the “Receivables Facility”) for an amount up to $750 million, subject to adjustments on a seasonal basis, with issuers of asset-backed commercial paper and commercial banks, (iii) entering into an uncommitted repurchase facility related to the Receivables Facility, under which the Company can borrow up to $75 million, (iv) amending the Company’s credit default swap facility agreement to issue letters of credit to, among other things, increase the size of the facility to allow for the issuance of additional letters of credit, and (v) entering into additional letter of credit facilities.
The assumed sources of funds and interest rates are based on currently available information and assumptions. There is no guarantee that the actual sources of funds and interest rates used to complete the Acquisition will be the same as the assumed sources and interest rates presented in the pro forma financial information. Depending on actual sources of funds used to complete the Acquisition, the financial position and the operating results of NRG following the Acquisition may be materially different from the pro forma information.

Note 3. Preliminary Purchase Price Allocation
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Direct Energy, the acquiree, are recorded at fair value on the Acquisition date and added to those of NRG, the acquirer. The pro forma adjustments included herein are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Acquisition.
The table below represents an initial allocation of the preliminary estimated consideration to Direct Energy’s tangible and intangible assets to be acquired and liabilities to be assumed based on preliminary estimated fair values as of September 30, 2020.

(In millions)
Current assets	$2,353
Property, plant and equipment	191
Identifiable intangible assets	2,825
Other non-current assets	255
Current liabilities	(1,960)
Non-current liabilities	(660)
Goodwill attributable to Direct Energy	621
Total Consideration	$3,625
The preliminary fair value of the intangible assets of $2,825 million, which includes customer relationships, trade names and contracts, will be amortized over an estimated weighted average useful life of approximately 13 years. The preliminary useful lives of the intangible assets were determined based on the expected pattern of the economic benefit. The expected amortization for the quarter ended December 31, 2020 is currently estimated to be $56 million. The expected amortization for the five years following the Acquisition is currently estimated to be $225 million per year.
The final purchase price allocation depends on certain valuations and other studies that have not yet been completed. The final determination of the purchase price allocation, upon the consummation of the Acquisition, will be based on the net assets acquired as of that date and will depend on a number of factors, which cannot be predicted with any certainty at this time. The purchase price allocation may change materially based on receipt of more detailed information. Accordingly, the pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurance that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth above.

Note 4. Adjustments to Unaudited Pro Forma Combined Balance Sheet
The Transaction Accounting Adjustments reflected in the unaudited pro forma combined balance sheet are detailed below:
(a) Reflects the estimated proceeds from the assumed financing transactions and cash outflow to complete the Acquisition as detailed below:

(In millions)
Estimated net cash received from assumed financing:
Proceeds from issuance of bonds, net of estimated bonds issuance costs	$2,892
Short-term borrowings under the receivables securitization	148
Financing costs paid to increase collateral facilities	(10)
Total estimated net cash received from assumed financing	$3,030
Estimated cash used to complete the Acquisition:
Use of proceeds from issuance of bonds, net of estimated bonds issuance costs	$(2,892)
Cash on hand[1]	(733)
Total estimated cash used to complete the Acquisition	$(3,625)
1 Estimated cash on hand does not include cash for the estimated transaction costs and financing costs discussed in Note 2 and Note 5
(b) Reflects the removal of $2 million of accounts receivable and $2 million of accounts payable, representing receivables and payables between NRG and Direct Energy.
(c) Reflects the removal of historical intangible assets of Direct Energy of $374 million and recognition of preliminary estimated identifiable intangible assets of $2,825 million.
(d) Reflects the removal of historical goodwill of Direct Energy of $2,223 million and recognition of preliminary estimated goodwill of $621 million representing the excess of estimated purchase price over the estimated fair value of Direct Energy’s assets and liabilities, including the estimated fair value of identifiable intangible assets and related deferred income taxes.
(e) Reflects the preliminary estimate of deferred income taxes resulting from the fair value adjustments related to the U.S. based identifiable intangible assets based on the estimated statutory tax rate of 25.96% partially offset by the reversal of existing Direct Energy goodwill deferred tax liabilities. The estimate of deferred income taxes is preliminary and is subject to change based upon final determination of the fair value of assets acquired and liabilities assumed and the statutory rates in the jurisdictions where the assets and liabilities driving taxable income are generated.
(f) Reflects the accrual of $31 million of expected transaction costs that are incremental to $9 million of costs already accrued by NRG as of September 30, 2020. Additionally, reflects the accrual of $11 million of financing costs related to the Bridge Facility that will not be deferred as the Company expects to secure permanent financing and will not use the Bridge Facility.
(g) Reflects the issuance of $2,892 million of bonds, net of deferred financing costs.
(h) Reflects the removal of $20 million of short-term deferred financing costs related to the Bridge Facility as the Company expects to secure permanent financing and will not use the Bridge Facility, and the recording of $10 million of financing costs expected to be paid related to the increase its collateral facilities.
(i) Reflects the assumed net equity settlement of related party notes receivable/payable and due from affiliates between Direct Energy and Centrica and its subsidiaries prior to the Acquisition date, which reflected a net liability position of $33 million as of September 30, 2020 that was then eliminated with the existing net parent investment as part of the purchase price allocation.
(j) Reflects the reclassification of cash collateral paid/received in support of energy risk management activities in Direct Energy’s historical condensed combined consolidated balance sheet to conform with NRG’s presentation as detailed below:

(In millions)
Reduce prepayments and other currents assets	$(122)
Increase derivatives instruments - current assets	20
Increase derivatives instruments - non-current assets	12
Increase derivatives instruments - current liabilities	(80)
Increase derivatives instruments - non-current liabilities	(20)
Cash collateral paid in support of energy risk management activities	208
Cash collateral received in support of energy risk management activities	(18)
Increase funds deposited by counterparties	18
Decrease cash and cash equivalents	(18)
$—
(k) Reflects the elimination of the historical accumulated other comprehensive loss of Direct Energy.
Note 5. Adjustments to Unaudited Pro Forma Statements of Operations
The Transaction Accounting Adjustments reflected in the unaudited pro forma combined statements of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019 are detailed below:
(a) Reflects the elimination of transactions between NRG and Direct Energy as follows: removal of $27 million and $53 million from combined operating revenues and $27 million and $53 million from combined costs of operations for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.
(b) Reflects the removal of historical amortization of the intangible assets of Direct Energy of $23 million and $33 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.
(c) Reflects the recognition of amortization of $169 million and $225 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, based on the estimated fair value and weighted average useful life.
(d) Costs recorded in the NRG historical statement of operations for the nine months ended September 30, 2020 of $9 million were reversed and recorded in the unaudited pro forma combined statement of operations for the year ended December 31, 2019. Giving effect to the Acquisition as if it had occurred on January 1, 2019, $40 million of estimated transactions costs, including the $9 million originally recorded in the NRG historical statement of operations for the nine months ended September 30, 2020, were recorded in the unaudited pro forma combined statement of operations for the year ended December 31, 2019.
(e) Interest expense:
(i) Reflects the removal of $45 million and $66 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, of Direct Energy historical interest expense associated with related party notes receivable/payable between Direct Energy and Centrica and its subsidiaries as those notes are assumed repaid as of the date of the Acquisition.
(ii) Reflects recognition of total financing expense of $107 million and $185 million for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, including interest expense on assumed issued bonds, amortization of deferred financing costs, and incremental financing expense associated with revolving facility modification. The $185 million adjustment in 2019 includes $31 million of costs related to the Bridge Facility that will be incurred despite the Company’s expectation that it will secure permanent financing and will not use the Bridge Facility.
(f) Income tax expense/(benefit):
•Reflects income tax effect of the Transaction Accounting Adjustments based on a combined estimated effective tax rate of 25.96% for the nine months ended September 30, 2020 and the year ended December 31, 2019.
•During the year ended December 31, 2019, NRG released the majority of its valuation allowance against its U.S. federal and state deferred tax assets, resulting in a non-cash benefit to income tax expense of approximately $3.5 billion, which is reflected in the NRG historical audited consolidated statement of operations for the year ended December 31, 2019.